EXHIBIT 23.1
                    [Letterhead of Rotenberg & Company, LLP]


                          INDEPENDENT AUDITORS' CONSENT

To the Board of Directors
and Stockholders
HQ Sustainable Maritime Industries, Inc.
(Formerly, Jade Profit Investment Limited)
New York, New York

We consent to the use in this Post-Effective Registration Statement of HQ Sustainable Maritime Industries, Inc. on Form SB-2 of our report dated March 16, 2005, for the consolidated financial position of HQ Sustainable Maritime Industries, Inc. and Subsidiaries as of December 31, 2004 and April 30, 2004, and the results of their consolidated operations and their consolidated cash flows for the eight months ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.



                          /s/ Rotenberg & Company, LLP


Rotenberg & Co., LLP
Rochester, New York
July 11, 2005